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EXHIBIT (a)(1)(v)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NEXT LEVEL COMMUNICATIONS, INC.
NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES

AT

$1.04 NET PER SHARE

BY

MOTOROLA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 25, 2003, WHICH DATE MAY BE EXTENDED.

January 27, 2003

        To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated January 27, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Motorola, Inc., a Delaware corporation ("Motorola") to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Next Level Communications, Inc., a Delaware corporation ("Next Level"), at $1.04 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

          1.    The tender price is $1.04 per Share, net to the seller in cash without interest.

          2.    The Offer is being made for all outstanding Shares not owned by Motorola or its subsidiaries.

          3.    THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE NEXT LEVEL BOARD OF DIRECTORS.

          4.    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 25, 2003, WHICH DATE MAY BE EXTENDED.

          5.    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares which, excluding the shares beneficially owned by Motorola and certain other persons (as set forth in the Offer to Purchase) will constitute at least a majority of the outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"); and (ii) if not waived, Motorola's having acquired, as a result of the Offer, at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See The Tender Offer—Sections 1 ("Terms of the Offer") and 10 ("Certain Conditions of the Offer") in the Offer to Purchase.

          6.    Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Mellon Investor Services LLC, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Motorola pursuant to the Offer. However, Federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

          7.    Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a Book-Entry transfer of such Shares (a "Book-Entry Confirmation") with respect to such Shares into the Depositary's account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY MOTOROLA, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NEXT LEVEL COMMUNICATIONS, INC.
NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES

BY

MOTOROLA, INC.

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated January 27, 2003, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Motorola, Inc., a Delaware corporation ("Motorola"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Next Level Communications, Inc. a Delaware corporation ("Next Level"), at $1.04 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 2003.

        This will instruct you to tender to Motorola the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*

SIGN HERE
Account No.:

Signature(s):
Dated:

Print Name(s):
Address(es):
Area Code and Telephone Number:
Tax Identification or Social Security Number:

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF NEXT LEVEL COMMUNICATIONS, INC. NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES AT $1.04 NET PER SHARE BY MOTOROLA, INC.